Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Second Quarter Revenues and Earnings

PACCAR Financial Services Achieves Record First Half Pretax Income

July 23, 2013, Bellevue, Washington – “PACCAR reported good revenues and net income for the second quarter of 2013,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s second quarter results reflect the benefits of gradually improving truck sales and strong aftermarket parts and financial services results worldwide. I am very proud of our 22,000 employees who have delivered excellent results to our shareholders and customers.”

PACCAR earned $291.6 million ($.82 per diluted share) for the second quarter of 2013, compared to the $297.2 million ($.83 per diluted share) earned in the second quarter of 2012. Second quarter net sales and financial services revenues were $4.30 billion, compared to the $4.46 billion in the second quarter of 2012. Net sales and financial services revenues for the first six months of 2013 were $8.22 billion compared to $9.23 billion last year. For the first six months of 2013, PACCAR reported net income of $527.7 million ($1.49 per diluted share) compared to the $624.5 million ($1.75 per diluted share) in 2012.

Construction of PACCAR’s DAF factory in Ponta Grossa, Brasil is progressing on schedule. “Brasil is a major truck market with projected industry sales above six tonnes of over 140,000 vehicles in 2013,” said Marco Davila, DAF Brasil president. “The DAF product range offers premium quality, low operating costs and the industry-leading PACCAR MX-13 engine. Our dealers in Brasil are building new facilities throughout the country to provide world-class aftermarket support to our customers. We look forward to the production of DAF trucks in Brasil in late 2013.”

DAF truck factory under construction in Ponta Grossa, Brasil

Financial Highlights – Second Quarter 2013

Highlights of PACCAR’s financial results for the second quarter of 2013 include:

•	Consolidated sales and revenues of $4.30 billion.

•	Net income of $291.6 million.

•	Manufacturing cash and marketable securities of $2.52 billion.

•	Cash generated from operations of $768.6 million.

•	Record Financial Services pretax income of $81.5 million.

•	Research and development expenses of $61.8 million.

•	$2.0 billion of bank credit facilities renewed.

Financial Highlights – First Half 2013

Highlights of PACCAR’s financial results for the first six months of 2013 include:

•	Consolidated sales and revenues of $8.22 billion.

•	Net income of $527.7 million.

•	Cash generated from operations of $1.15 billion.

•	Record Financial Services pretax income of $161.6 million.

•	Medium-term note (MTN) issuances of $1.35 billion.

•	Record shareholders’ equity of $6.11 billion.

Global Truck Markets

DAF achieved a market share of 15.8 percent in the above 16-tonne segment in Europe this year, and is the market share leader in the United Kingdom, the Netherlands, Belgium and Central Europe. Motor Transport magazine in the United Kingdom recently honored the DAF XF105 with the “2013 Fleet Truck of the Year” award. “Customers recognize DAF’s product quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “DAF’s range of industry-leading vehicles has been enhanced by the launch of the new DAF XF, CF and LF Euro 6 vehicles. It is estimated that industry sales in the above 16-tonne truck market in Europe this year will be in the range of 210,000-230,000 units.”

“Class 8 industry retail sales for the U.S. and Canada in 2013 are expected to be in the range of 210,000-230,000 vehicles,” said Dan Sobic, PACCAR executive vice president. “Our customers are benefiting from record levels of freight tonnage and good freight rates. Truck demand is being driven primarily by the ongoing replacement of the aging truck population and an improving housing sector. The truck market should benefit from projected economic expansion in the remainder of the year, particularly growth in auto production and construction activity.”

The new Kenworth T880 and Peterbilt Model 567

Capital Investments and Product Development

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $5.5 billion in capital projects, innovative products and new technologies during the past decade. Capital investments of $425-$475 million and R&D expenses of $250-$275 million are targeted in 2013 for new products and increased manufacturing capacity.

“Kenworth, Peterbilt and DAF have launched a new family of high-quality, fuel-efficient vehicles. PACCAR’s range of engines has also been expanded with the introduction of the 2013 PACCAR MX-13 and the PACCAR MX-11 engines,” said Ron Armstrong, PACCAR president. The Kenworth T880 and the Peterbilt Model 567 trucks are designed for the vocational market and are scheduled to go into production in the fourth quarter of 2013.

PACCAR Engines

PACCAR has manufactured and installed over 40,000 PACCAR MX-13 engines in Kenworth and Peterbilt trucks in North America since the start of engine production in mid-2010. “In the second quarter of 2013, the PACCAR MX-13 engine was installed in 30 percent of Kenworth and Peterbilt heavy-duty trucks,” said Craig Brewster, PACCAR vice president.

PACCAR MX-13 Engine	PACCAR MX-11 Engine

PACCAR expanded its range of PACCAR engines with the introduction of the new PACCAR MX-11 engine, with an output of up to 440 hp and torque of 1,550 lb-ft. It is scheduled to be available in the new DAF CF and XF Euro 6 models in the fourth quarter of 2013 and in Kenworth and Peterbilt trucks in 2015.

Kenworth Celebrates 90 Years of Industry Leadership

The Kenworth Truck Company is celebrating its 90th anniversary this year. In 1923, Harry W. Kent and Edgar K. Worthington collaborated to design and manufacture a truck for the logging industry – the result was a Kenworth truck. Kenworth has developed an excellent heritage of quality, innovation and technology, producing more than 900,000 of The World’s Best® trucks.

“Over the past 90 years, Kenworth has been a leader in the development of trucks that are more fuel efficient, productive and economical to operate,” said Gary Moore, Kenworth general manager and PACCAR vice president. “Kenworth takes great pride in its history of industry achievement and product excellence that benefits our customers worldwide.”

1923 Kenworth logging truck and the new Kenworth T880

Environmental Leadership

Kenworth and Peterbilt have been manufacturing trucks powered by liquefied natural gas (LNG) and compressed natural gas (CNG) since 1996. PACCAR is the market-share leader in the U.S. heavy-duty truck natural gas market in 2013, providing the widest range of vehicle solutions for over-the-road, regional and vocational applications. Kenworth and Peterbilt models are currently available with a 9-liter, 12-liter or 15-liter engine. “PACCAR’s natural gas engine platforms offer an efficient and clean technology that benefits customers in a wide range of applications,” shared Craig Brewster, PACCAR vice president.

Peterbilt Model 384 LNG and Model 365 LNG

Financial Services Companies Achieve Record Results

PACCAR Financial Services (PFS) has a portfolio of 155,000 trucks and trailers, with total assets of $10.93 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 33,000 vehicles, is included in this segment. During the second quarter and first half of 2013, PFS profit increased due to growth in portfolio balances.

PFS achieved record quarterly pretax income of $81.5 million in the second quarter of 2013 compared to $77.4 million earned in the second quarter of 2012. Second quarter revenues were $288.8 million compared to $266.1 million in the same quarter of 2012. For the six-month period, Financial Services pretax income was a record $161.6 million compared to $148.7 million last year. First-half revenues were $581.9 million compared with $527.5 million for the same period a year ago. “Dealers and customers appreciate the commitment of PFS to providing leading-edge technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle,” said Bob Bengston, PACCAR vice president.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Todd Hubbard, PACCAR Financial president. “A growing asset base and robust portfolio performance are generating improved earnings. We have excellent access to the commercial paper, medium-term note and syndicated loan markets, allowing PFS to profitably support the sale of PACCAR trucks in 23 countries on four continents.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 23, 2013, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through July 31, 2013. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Truck, Parts and Other:
Net sales and revenues	$4,011.7	$4,191.1	$7,642.9	$8,705.8
Cost of sales and revenues	3,494.6	3,632.5	6,683.9	7,552.4
Research and development	61.8	73.8	133.9	146.1
Selling, general and administrative	112.3	122.5	230.0	248.3
Interest and other (income) expense, net	(.4)	1.6	1.1	(.5)

Truck, Parts and Other Income Before Income Taxes	343.4	360.7	594.0	759.5

Financial Services:
Revenues	288.8	266.1	581.9	527.5
Interest and other	178.3	159.6	361.3	318.1
Selling, general and administrative	23.7	24.1	47.2	48.2
Provision for losses on receivables	5.3	5.0	11.8	12.5

Financial Services Income Before Income Taxes	81.5	77.4	161.6	148.7
Investment income	8.0	8.2	14.5	17.1

Total Income Before Income Taxes	432.9	446.3	770.1	925.3
Income taxes	141.3	149.1	242.4	300.8

Net Income	$291.6	$297.2	$527.7	$624.5

Net Income Per Share:
Basic	$.82	$.83	$1.49	$1.75

Diluted	$.82	$.83	$1.49	$1.75

Weighted Average Shares Outstanding:
Basic	354.1	356.0	354.0	356.5

Diluted	355.0	356.8	354.8	357.3

Dividends declared per share	$.20	$.20	$.40	$.38

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2013	2012
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,522.8	$2,395.9
Trade and other receivables, net	1,015.0	902.1
Inventories	832.0	782.4
Property, plant and equipment, net	2,390.3	2,312.9
Equipment on operating lease and other	1,514.5	1,439.0
Financial Services Assets	10,927.4	10,795.5

	$19,202.0	$18,627.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,001.6	$3,651.3
Current portion of long-term debt	150.0
Long-term debt		150.0
Financial Services Liabilities	8,938.8	8,979.6
STOCKHOLDERS’ EQUITY	6,111.6	5,846.9

	$19,202.0	$18,627.8

Common Shares Outstanding	353.8	353.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30	2013	2012
OPERATING ACTIVITIES:
Net income	$527.7	$624.5
Depreciation and amortization:
Property, plant and equipment	97.2	97.8
Equipment on operating leases and other	285.1	248.4
Net change in trade receivables, inventory and payables	185.5	(162.1)
Net increase in wholesale receivables on new trucks	(66.9)	(257.6)
All other operating activities	124.0	(107.0)

Net Cash Provided by Operating Activities	1,152.6	444.0

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(269.7)	(208.7)
Acquisition of equipment for operating leases	(608.3)	(628.0)
Net increase in financial services receivables	(176.7)	(390.9)
Net increase in marketable securities	(43.1)	(30.9)
Proceeds from asset disposals and other	159.8	178.1

Net Cash Used in Investing Activities	(938.0)	(1,080.4)

FINANCING ACTIVITIES:
Cash dividends paid	(141.4)	(385.7)
Purchase of treasury stock		(139.5)
Stock compensation transactions	17.5	5.7
Net increase in debt	121.9	783.7

Net Cash (Used in) Provided by Financing Activities	(2.0)	264.2
Effect of exchange rate changes on cash	(43.1)	(14.6)

Net Increase (Decrease) in Cash and Cash Equivalents	169.5	(386.8)
Cash and cash equivalents at beginning of period	1,272.4	2,106.7

Cash and cash equivalents at end of period	$1,441.9	$1,719.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Sales and Revenues:
Truck	$3,270.0	$3,483.7	$6,203.3	$7,278.1
Parts	709.5	666.2	1,376.9	1,346.6
Financial Services	288.8	266.1	581.9	527.5
Other	32.2	41.2	62.7	81.1

	$4,300.5	$4,457.2	$8,224.8	$9,233.3

Pretax Profit:
Truck	$238.4	$272.1	$403.4	$572.4
Parts	109.4	89.9	204.7	191.5
Financial Services	81.5	77.4	161.6	148.7
Investment Income and Other	3.6	6.9	.4	12.7

	$432.9	$446.3	$770.1	$925.3

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
United States and Canada	$2,437.4	$2,624.1	$4,622.2	$5,554.1
Europe	1,105.4	1,054.6	2,227.4	2,165.2
Other	757.7	778.5	1,375.2	1,514.0

	$4,300.5	$4,457.2	$8,224.8	$9,233.3